Exhibit 99.1

July 17, 2008

CONFIDENTIAL

Mr. David E. Flitman

Dear David:

We are pleased to confirm to you an offer of employment with Nalco Company, a subsidiary of Nalco Holding Company (the "Company") according to the terms set forth in this letter:
Position; Title:	You are being offered the position of Executive Vice President of Nalco Company. Your initial assignment will be to lead the Industrial and Institutional Services business division.

Commencement Date:	We expect you to commence your employment on a mutually agreed date (the “Commencement Date”) as soon as practicable.

Base Salary:	Your base salary will be $420,000 per annum, to be reviewed annually and subject to periodic adjustment in accordance with the Company’s policy. In no event will your base salary be decreased.

Annual Incentive Plan:
You will participate with other senior management in the Management Incentive Plan of Nalco Company (the "MIP") administered by the Compensation Committee.  The amounts awarded each year will be determined by the Compensation Committee typically targeting a percentage of a participating employee’s base salary, and dependent upon the level of achievement of various personal and/or Company performance objective(s) established by the Compensation Committee early in the fiscal year.
For 2008, your target payout under the MIP will be 70% of your base salary pro-rated for the portion of the year during which you are employed, with a range of award to be earned of 0% to 200% of target based on performance.  The performance goals for FY08 under the MIP are adjusted EBITDA, cash flow, and EPS growth relative to peer companies.

Annual Stock Awards:
You will participate with other executive officers in annual equity grants of stock options and performance shares (“Stock Awards”) under the Company’s Amended and Restated 2004 Stock Incentive Plan (the “Stock Plan”).  The amounts, terms, timing, and mix of the Stock Awards will be determined annually by the Compensation Committee based on various factors.  These awards will be subject to the terms and conditions of the Stock Plan, and under the current terms of the Stock Plan, the Stock Awards are not subject to accelerated vesting upon a Change of Control.

For the initial year, you will receive Stock Awards with an aggregate fair value on the date of grant of approximately 130% of your annual base salary pro-rated for the portion of the year during which you are employed.  The award will be granted as 50% stock options and 50% performance shares. The valuation will be based on application of the stock-based compensation pricing model as then adopted by the Company.  Your annual Stock Awards will be evidenced by grant documents issued in accordance with the Stock Plan.  The performance goals for FY08 and 09 under this plan are EBITDA, growth and cost savings.

You will also be granted a transition grant of performance shares having a value of approximately $1.3M (the “Transition Performance Shares”). The performance period will cover the three year period 2009-2011 with the shares vesting at the end of the period.  For this grant of Transition Performance Shares there will be individual performance criteria for the period 2009-2011 established by the CEO and VP Human Resources with your input no later that ninety (90) days from your first day of your employment with the Company.  The Transition Performance Shares shall be reflected by grant documents when the performance criteria have been established, and, except as otherwise stated in the following paragraph, the Transition Performance Shares shall be subject to the terms and conditions in the Stock Plan.

These Transition Performance Shares, having a value of approximately $1.3M, shall be subject to the same terms and conditions as stated in the Stock Plan, except that in the event of a Change of Control of the Company any unvested Transition Performance Shares will accelerate and become vested.  You must be employed by the Company on the date of vesting as a condition to vesting, unless your employment was terminated without just cause, in which case all unvested Transition Performance Shares shall immediately vest.  In the event of your death or long-term disability (as defined under the Company’s long-term disability plans), a prorated portion of the Transition Performance Shares shall vest reflecting the period of service and reasonable determination as to the achievement of the performance elements of the Transition Performance Shares.

Per Company policy, all grants will be determined and at the closing price on the fifth business day of the month following your Commencement Date.

For purposes of this letter “Change of Control” shall mean (i)  the acquisition in one or more transactions by any individual, entity (including any employee benefit plan or any trust for an employee benefit plan) or group of a beneficial interest in Company or representing the beneficial ownership of 50% or more of either (1) the shares, interest or ownership in the Company or (2) the combined voting power entitled to vote generally in the election of directors, managers, or significant transactions, in each case calculated on a fully-diluted basis in accordance with generally accepted accounting principles after giving effect to the acquisition; (ii) the complete liquidation or dissolution of the Company; or (iii) the sale, transfer, or other disposition of all or substantially all of the assets of the Company; provided, however, that for purposes of this definition, the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, including without limitation, a public offering of securities, (ii) any acquisition by the Company, or (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries.

For purposes of this letter “just cause” shall mean (i) your engaging in gross or willful misconduct (which includes insubordination) in the performance of your duties or intentional failure to comply with a specific, written directive of the CEO or the Board of Directors, as reasonably determined by the Board of Directors of the Company; (ii) the commission by you of a felony, perpetration of a fraud against the Company, or dishonesty which, in the reasonable judgment of the Board of Directors of the Company reflects adversely on the Company; (iii) your material breach of your employment agreement as reasonably determined by the Company; (iv) your material violation of the Company’s policies and procedures, including the Company’s Code of Ethical Business Conduct or Officers Ethics Code; or (v) the Executive’s failure to cooperate in any audit or investigation of the Company’s financial statements or reports and filings with the Securities and Exchange Commission, or the business practices of the Company or its direct or indirect subsidiaries.  A termination under (iii) or (iv) can occur only after you fail to cure any violation or breach within fifteen (15) business days, with such cure determined by the Board of Directors of the Company, excluding any days you are on paid vacation, of your receipt of written notice by the Board of Directors of the Company of the breach or violation.

Initial Cash and Equity Grants:
You will receive the following cash awards and equity grants:

Cash award:  On the first payroll date following the commencement of your employment, you will receive a one-time cash payment in the amount of $205,000, subject to applicable tax withholdings, in accordance with the Company’s normal payroll practices.

Restricted shares:  You will be granted and receive restricted shares (the “Sign-On Restricted Shares”) having a fair value of approximately $1.2M and such shares will vest 100% on the second year anniversary of the date of grant.  In the event of a Change of Control of the Company any unvested Sign-On Restricted Shares will accelerate and become vested.  In the event of your death or long-term disability (as defined under the Company’s long-term disability plans), a prorated portion of the Sign-On Restricted Shares shall vest reflecting the period of service.

You must be employed on the date of the vesting for the Sign-On Restricted Shares to vest, unless your employment was terminated by the Company without just cause, in which case, all unvested Sign-On Restricted Shares shall immediately vest.

Your Sign-On Restricted Shares will be evidenced by a separate Award Agreement issued in accordance with the Stock Plan.

Per Company policy, all grants will be determined at the closing stock price on the fifth business day of the month following your commencement date.

Equity Ownership Policy:
The Company maintains equity ownership requirements for its executive officers. You are expected to own Company stock worth three times (3x) your annual salary.  You will have five (5) years in which to meet this equity ownership requirement. The Company will provide you with additional details on the policy and how it is applied.

Severance Agreement and Representations:
The Company intends to enter into a Severance Agreement with you contemporaneous with your acceptance of this letter agreement.

Your Severance Agreement will provide for certain severance payments and continuation of certain benefits for a period following (i) a termination by the Company without just cause and (ii) execution and delivery to the Company of a prescribed form of waiver and release.  Your Severance Agreement also will impose certain restrictive covenants on you, including matters pertaining to confidentiality, cooperation, non-competition, non-solicitation, and non-disparagement.  Your severance protection includes the following:

A severance payment under the Severance Agreement equal to one and a half times (1.5x) the sum of your base salary and target MIP (defined above) payment, plus a prorate MIP payment for the year in which the termination occurs;

18 months of continued medical and dental coverage for which you will only pay the active employee rate(s); and

Eligibility for certain outplacement services following termination.

You represent and warrant that: (i) there are no contractual or legal impediments that restrict your acceptance of employment with Nalco or would in any way restrict your performance of your job and (ii) you will not bring or use any confidential or proprietary information or property of any prior employer.

Transition Assistance:
You will be covered by the Company’s standard relocation program plus reimbursement of up to $15,000 of legal fees related to the initiation of your employment with the Company.  You will also be eligible to participate in the Dual Mortgage Program for the period of time you own homes in your current and new location as long as you are working with a Graebel approved realtor and your current home is listed within 5% of its appraised value.

Benefits and Perquisites:
You will be eligible for the Company’s standard retirement programs and other health and welfare benefit programs under the same terms and conditions as other executive officers.
Additionally, you will be eligible to participate in the Executive Death Benefit program, the form of the Agreement is attached as Attachment A, and will receive Financial and Legal Planning and Tax Preparation allowances or reimbursement up to a specified amount.

You will be eligible for 4 weeks of vacation time annually, in addition to all paid Company holidays.

You will be eligible to participate under at least the same terms and conditions as other senior managers in any new or modified benefits plans, severance plans, stock plans, and other benefits, plans and perquisites.  In the event of a Change in Control and to the extent not already provided under this offer letter, you will be able to receive severance, accelerated stock option vesting, and any other benefits under at least the same terms as are offered to other executive officers in similar positions.  As you are aware, any Change in Control payments or benefits that are in addition to what is set forth herein will require approval by the Nalco Board of Directors.  The terms of this offer letter cannot be modified without your and the Company’s written approval.

In the event that any term or provision of this offer letter is inconsistent with or contrary to the term of any other agreement, then unless the other agreement expressly provides that its terms are intended to modify this offer letter, the terms of this offer letter will govern.  Nalco's standard employment terms and conditions as set forth in Attachment B will not eliminate or reduce in any way your severance, compensation. or any other benefit or term as outlined in this letter.

This letter agreement, including the various separate agreements referred to herein, embodies the full contents of your employment offer.  This offer is conditioned upon execution of the standard Nalco employment agreement, which is included as Attachment B,, a satisfactory background check and passing the pre-employment substance abuse screening test.  We would like and expect a response to this offer letter by July 22, 2008, at which time this offer expires.

David, we are very excited about the prospect of your joining Nalco.  We look forward to welcoming you to the Company.

Sincerely yours,

NALCO COMPANY

J. Erik Fyrwald
Chairman, President and Chief Executive Officer

Pursuant to Authorization of the Board of Directors

Accepted:

David E. Flitman	Date:

ATTACHMENT A
DEATH BENEFIT AGREEMENT FORM

[Executive]

THIS AGREEMENT, effective __________between Nalco Company (hereinafter "Nalco"), a corporation organized and existing under the laws of Delaware, and [Executive] (hereinafter "Executive").

WHEREAS, the Executive is employed by Nalco as a corporate officer; and

WHEREAS, in consideration of Executive’s future services to Nalco, Nalco will agree to pay to the Executive or the Executive's designees certain benefits in accordance with the provisions and conditions hereinafter set forth; and

NOW, THEREFORE, for value received and in consideration of the mutual covenants contained herein, the parties covenant and agree as follows:

ARTICLE I

DEATH BENEFIT

If the termination of the Executive's employment is on account of the Executive's death during employment with Nalco while eligible under this Agreement, Nalco will pay a benefit under this Agreement, in an amount equal to Two Hundred Percent (200%) of the Executive's base annual salary as of the date of the Executive's last day of work, to such beneficiary or beneficiaries as the Executive may have designated by filing with Nalco a notice in writing in a form attached hereto as Exhibit A.

If the Executive dies at any time after retirement (meaning he qualifies for retiree health and welfare benefits i.e. - has ten or more years of service with Nalco after age 45) with this Agreement having been in effect at the time of such qualification, Nalco will pay a benefit under this Agreement in an amount equal to one hundred and fifty percent (150%) of the Executive's base annual salary as of the date of the Executive's last day of work, to such beneficiary or beneficiaries as the Executive may have designated by filing with Nalco a notice in writing in a form attached hereto as Exhibit A.

This benefit shall not be payable if the Executive was terminated from his Nalco employment for cause or if he has violated any Nalco agreements (as determined by Nalco in its reasonable discretion).

In the absence of any such designation of beneficiaries, such benefit which is payable will be paid to the Executive's estate.  Such benefit which is payable will be paid by Nalco in a lump sum within thirty (30) days following the date of Executive’s death, or within thirty (30) days following the settlement date with the insurance company if a policy is taken out by Nalco, whichever is later.  If the termination of the Executive's employment is on account of any occurrence or circumstances other than the Executive's death or retirement after qualifying for retiree health and welfare benefits, no benefit will be payable under this Agreement.

ARTICLE II

MISCELLANEOUS PROVISIONS

2.1 Satisfaction of Claim

The Executive agrees that the Executive's rights and interests under this Agreement, and rights and interests under this Agreement of any persons taking under or through the Executive, will be completely satisfied upon compliance by Nalco with the provisions of this Agreement.

2.2 Amendments/Entire Agreement

This Agreement may be altered, amended or revoked only by a written instrument signed by Nalco and the Executive.  This Agreement represents the entire agreement of the parties with respect to the subject matter hereof.

2.3 Governing Law

This Agreement will be governed by the laws of the State of Illinois.

2.4 Non-Assignable Rights

It is agreed that neither the Executive nor the Executive's spouse, nor other beneficiary, will have any right to commute, sell, assign, transfer or otherwise convey the right to receive any payments hereunder without having the written consent of Nalco to do so.  Such payments and the right thereto are expressly declared to be non-assignable and non-transferable.

2.5 No Contract of Employment Created

This Agreement will not be deemed to constitute a contract of employment between the parties hereto, nor will any provision hereof restrict the right of Nalco to discharge the Executive, or restrict the right of the Executive to terminate the Executive's employment.

2.6 Non-Secured Promise

2.6.1  The rights of the Executive under this Agreement and of any beneficiary of the Executive will be solely those of an unsecured creditor of the Corporation.  Any insurance policy or any other asset acquired or held by Nalco in connection with the liabilities assumed by it hereunder, will not be deemed to be held under any trust for the benefit of the Executive or the Executive's beneficiaries or to be security for the performance of the obligations of Nalco, but will be, and remain, a general, unpledged, unrestricted asset of Nalco.

2.6.2  The benefits under this Agreement will be paid by Nalco from its general assets.  To cover all or part of its potential liabilities under the plan, Nalco may, but need not, purchase life insurance policies on the life of the Executive, but the Executive will not have any preferred claim against the policies or any beneficial ownership in the policies under this Agreement.  Nalco makes no representation that it will use any life insurance policies acquired by it and insuring the life of the Executive only to provide benefits under this Agreement or that any such policies will, in any way, represent security for the payment of the benefits provided for in this Agreement.  An Executive's right to a benefit under this Agreement will not, except as may be provided for in paragraph 2.7, be limited or governed in any way by the amount of insurance proceeds received by Nalco.

2.7 Limitations on Benefits

2.7.1 If Nalco does deem it appropriate to insure all or any part of its obligation, in accordance with Section 2.6.2 Nalco will so notify the Executive.  The Executive agrees to take whatever actions may be necessary to enable Nalco to timely apply for and acquire such insurance and to fulfill the requirements of the insurance company relative to the insurance thereof.

2.7.2 If the Executive is required by this Agreement to submit information to the insurance company and if the Executive has made a material misrepresentation in an application for any insurance that is used to insure its obligations under this Agreement, and if as a result of that material misrepresentation the insurance company is not required to pay all or any part of the benefit provided under that insurance, the Executive's right to a benefit under this Agreement will be reduced by the amount of the benefit that is not paid by the insurance company because of such material misrepresentation.

2.7.3 No benefit will be payable under this Agreement if the Executive dies by suicide within two years after the effective date of this Agreement.  No increase in the amount of any benefit provided in this Agreement will be payable under this Agreement if the Executive dies by suicide within two years after the effective date of such increase.

2.8  Administrator

Nalco's Employee Benefit Plan Administration Committee (EBPAC) will be the Administrator under this Agreement.  EBPAC may authorize or designate a person or group of persons to fulfill the responsibilities of EBPAC as Administrator.  The Administrator (or designee(s)) may employ others to render advice with regard to its responsibilities under this Agreement.

2.9  Claims Procedure

2.9.1  Filing Claims.  Any insured, beneficiary or other individual (hereinafter "Claimant") entitled to benefits under the Agreement will file a claim request with the Administrator.  The Administrator will, upon written request of a Claimant, make available copies of any claim forms or instructions or advise the Claimant where such forms or instructions may be obtained.  The Administrator shall notify Claimant in writing of its decision within thirty (30) days of its receipt of Claimant’s claim request.  If the Administrator fails to notify Claimant of its decision with such thirty (30) day period, the claim shall be deemed denied upon the expiration of the thirty (30) day period.

2.9.2  Review Procedure.  Within thirty (30) days after receipt of a denial of a claim (or within thirty (30) days after date of deemed denial) a Claimant may file a written request for review with the Administrator.  The Administrator will then make available copies of any pertinent forms or instructions or advise Claimant where such forms or instructions may be obtained.

EBPAC (or its designee(s)) will have the sole responsibility for the review of any denied claim and will take all steps appropriate in the light of its findings.  EBPAC shall notify Claimant, in writing, of its decision on appeal within thirty (30) days following receipt of Claimant’s written request for review of the denied claim.

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals, Nalco by its duly authorized officer, on the day and year first written above.

Executive

[Name]

Nalco Company

EXHIBIT A TO DEATH BENEFIT AGREEMENT

DESIGNATION OF BENEFICIARY
DEATH BENEFIT AGREEMENT
Nalco Company

Name

I hereby designate

of
Address
Who is my
Relationship

as the beneficiary(ies) under the Death Benefit Agreement between Nalco and me, to whom benefits that are payable shall be paid at the time of my death.  (Unless otherwise stated if more than one beneficiary is designated, it is understood that distribution shall be made in equal shares to the designated beneficiaries but only to such of them as shall survive me.)  I reserve the right to change my beneficiary(ies).

Witness:	Executive:

Witness should not be a beneficiary

Dated:

ATTACHMENT B
NALCO EMPLOYMENT AGREEMENT FORM

EMPLOYMENT AGREEMENT
NALCO COMPANY

THIS AGREEMENT made and entered into by and between
_______________________________________________
(“You” or “you”) and Nalco Company, a Delaware corporation with its principal office in Illinois, ("Nalco").

Purpose

You are being employed by Nalco and will occupy a trusted position and be enabled to obtain confidential information about Nalco’s business, the business of Nalco’s parent, affiliates, subsidiaries, prospective customers, customers, consultants, licensors, licensees and other business associates (hereafter collectively "Third Parties");

You may make or acquire interests in inventions during your employment, or by using Nalco information;

Nalco invests substantial sums on the training and development of its employees, and the development of technology, and the obligations and post employment restrictions imposed on you are necessary to protect Nalco’s goodwill and customer relationships.

Requirements

In consideration of your employment and payment of compensation and benefits by Nalco, and in view of your trusted position with Nalco, Nalco and you agree:

1.
Exclusive Loyalty to Nalco.  While employed by Nalco, you shall devote all your time and attention and give your best efforts and skill exclusively to the interests of Nalco during reasonable business hours and shall perform such services for Nalco as may from time to time be assigned to you.  You will not engage in other employment without Nalco’s prior written consent. You will be loyal to Nalco and will disclose to Nalco all corporate opportunities known to you.  You will promptly disclose to Nalco any conflict of interest or employment matter which may be adverse to Nalco’s interest.

2.
Confidential Information.  You shall not, by yourself or through another, person or through another entity, during or after your employment by Nalco, disclose to others, or use, except for Nalco’s benefit, any Confidential Information.  Confidential Information means, but is not limited to, any inventions, trade secrets, discoveries, improvements, machines, devices, processes, products, formulae, designs, projects, mixtures and/or compounds, whether patentable or not, that may have been, are now, or may hereafter be made, used, devised, considered or investigated by or for Nalco (including Ondeo Nalco Company) or Third Parties.  Confidential Information also includes, but is not limited to, customer and prospective customer lists, sales and service data, strategic planning, marketing information, research plans, training materials, service techniques, information which gives Nalco a competitive advantage, financial information, product formulations, computer software owned by Nalco or licensed by Nalco from Third Parties, computer access codes, computer data, computer hardware, and other information concerning the processes, products and activities of Nalco and Third Parties.  You will at all times keep secret and hold inviolate Confidential Information. The obligations of this section shall not apply if and to the extent any Confidential Information is or becomes generally known and is available for use by the public except by an act or omission of you or another employee with a duty to keep it confidential.  You shall not disclose any identity or correlation between matters publicly known and Nalco’s Confidential Information.

3.
Nalco’s Property To Be Used Exclusively For Nalco’s Benefit.  Nalco Property includes, but is not limited to, identification cards, cars, computer hardware and software, keys, office equipment, books, laboratory notebooks, credit cards, customer lists, sales and service manuals and data and all other writings, source and object codes, telephone codes and security measures to protect Nalco’s e-mail and phone systems, training manuals, treatment and technology manuals, customer product needs and pricing information, and records and documents made by or coming into your possession while working for Nalco.  All Nalco property shall be returned to Nalco upon termination of your employment or on request of Nalco at any other time.  Except in the proper exercise of your employment duties, you, either during or after your employment, will not duplicate, remove from Nalco’s custody, or knowingly allow any other person to duplicate or remove from Nalco’s custody, any Nalco information, Confidential Information, Nalco property, or any information which has not been publicly disclosed, including, but not limited to, marketing plans, business strategies, product announcements, service manuals, and research and technology developments and customer information.

4.
Employment and Post-Employment Restrictions.  During and for eighteen (18) months immediately following termination of your employment, you will not, by yourself or through another person or through another entity:

(i)
Solicit, offer to sell, or sell any products or provide any services that compete with or displace Nalco’s products or services to those customers which you called on, contacted, or performed services for during the last eighteen (18) months of your employment with Nalco (including Ondeo Nalco Company) or its affiliates; and

(ii)
If you had supervisory responsibility over sales or marketing employees, you will not, by yourself or through another person or through another entity, for eighteen (18) months after termination of your employment, solicit, offer to sell, or sell any products or provide any services which compete with or displace Nalco’s products or services to those customers who were provided Nalco products or services by the sales or marketing employees over whom you had supervisory responsibility at any time during your last eighteen (18) months at Nalco (including Ondeo Nalco Company) or its affiliates; and

(iii)
Employ, solicit, or endeavor to entice away from Nalco (whether for your own benefit or on behalf of another person or entity) any employees of Nalco to leave the employ of Nalco, or to work for any competitor of Nalco, nor will you otherwise attempt to interfere (to Nalco’s detriment) in the relationship between Nalco and any such employees.

If any part of this Agreement is deemed by a court or other tribunal to be unenforceable or unreasonable as to scope, activity, territory, duration, or in any other respect, then (i) such finding shall not affect any other provisions of this Agreement, which shall otherwise remain in full force and effect, and (ii) such court or other tribunal may either (a) modify the scope, activity, territory, duration or other aspect of it to such extent as the court or tribunal shall deem necessary to render it reasonable and enforceable, or (b) enforce it partially, to effect a lesser restriction as the court or tribunal shall deem reasonable.

5.
Inventions.  You will communicate and disclose in writing to your manager at Nalco or to such person as may be designated by Nalco both during your employment and thereafter, all inventions, discoveries, improvements, machines, devices, designs, processes, products, software, treatments, formulae, mixtures and/or compounds whether patentable or not as well as patents and patent applications (all collectively called "Inventions") made, conceived, developed or acquired by you or under which you acquired the right to grant licenses or become licensed, whether alone or jointly with others, during your employment by Nalco (including Ondeo Nalco Company).  All your right, title and interest in, to and under such Inventions, including licenses and right to grant licenses shall be the sole property of Nalco and you hereby assign the same to Nalco.  Any Invention disclosed by you to anyone within one (1) year after termination of your employment with Nalco, which relates to any matters pertaining to, applicable to, or useful in connection with, the business of Nalco shall be deemed to have been made or conceived or developed by you during your employment by Nalco, unless proved by you to have been made and conceived and developed after termination of your employment with Nalco.

6.	Assignment and Maintenance of Inventions. For all your Inventions, you will, upon request of Nalco, during your employment and thereafter:

(a)
execute and deliver all documents which Nalco shall deem necessary or appropriate to assign, transfer and convey to Nalco, all your right, title, interest in and to your Inventions, and enable Nalco to file and prosecute applications for Letters Patent of the United States and any foreign countries on Inventions as to which Nalco wishes to file patent applications, and

(b)
do all other things (including the giving of evidence in suits and other proceedings) which Nalco shall deem necessary or appropriate to obtain, maintain, and assert patents for any and all such inventions and to assert its rights in any inventions not patented.

7.
Inventions Developed on Your Time.  Your obligation under Sections 5-6 does not apply to Inventions for which no equipment, supplies, facility or Confidential Information of Nalco was used, and which were developed entirely on your own time unless:

(a)	he inventions relate:
(i)	to the business of Nalco or,
(ii)	to Nalco's actual or demonstrably anticipated research or development; or,
(b)	the inventions result from any work performed by you for Nalco.

8.	Copyrights. You hereby assign to Nalco the copyright in all works prepared by you which are either:

(a)	within the scope of your employment; or,
(b)	based upon information acquired from Nalco not normally made available to the public; or,
(c)	commissioned by Nalco but not within your scope of employment.

You agree to submit all such works to your Nalco supervisor for approval prior to publication or oral dissemination.  You also agree to do all things (including the giving of evidence in suits and other proceedings) which Nalco shall deem necessary or appropriate to obtain, maintain, and enable Nalco to protect its rights in and to such works.

9.	Audio and Video Release. You hereby release and allow Nalco to use, for any lawful purpose, any voice reproduction, photograph, or other video likeness of you made in the scope of your employment.

10.
Intellectual Property Actions and Payments.  All expenses incident to any action required by Nalco to assign Inventions or copyrights to Nalco or so taken in its behalf pursuant to the terms of this Agreement shall be borne by Nalco, including a reasonable payment for your time and expenses involved.

11.
Survival of Obligations.  The covenants, agreements and restrictions undertaken by or imposed on you in this Agreement, which are stated to exist or continue after termination of your employment with Nalco shall exist and continue irrespective of the method or circumstances of such termination.

12.
Award of Fees Against You.  If Nalco files suit against you to enforce any provision of the Agreement and a court of competent jurisdiction finds or holds in favor of Nalco on any matter, you shall reimburse Nalco its court costs, litigation expenses and reasonable attorneys fees incurred in prosecuting and maintaining such suit.

13.
Notice of Post-Employment Restrictions.  Employment with Nalco is contingent upon the signing of this Employment Agreement.  You acknowledge you were informed you would be required to sign this Employment Agreement containing post termination restrictions, such as the nonsolicitation of customers restriction, before you were offered or accepted employment by Nalco.

14.
Employment-At-Will.  This Agreement and its terms are applicable from the date your employment with Nalco began. This Agreement does not create or provide for any period of employment of you by Nalco.  Your employment shall be at-will and can be terminated with or without cause, and with or without notice, at any time by you or Nalco.

15.
Benefit Plans.  You agree that, (except for benefits in which you have become vested under the terms of a benefit plan or as required by law) Nalco, in its sole discretion, may modify or eliminate any or all employment benefits or benefit plans which now or hereafter may exist.

16.	Affiliates. References to affiliates mean corporations, domestic or foreign, more than twenty-five per cent (25%) of whose voting stock is owned directly or indirectly by Nalco.

17.
Assignment by Nalco. This Agreement shall inure to the benefit of the successors and assigns of Nalco.  Insofar as the same may be applied thereto the terms and provisions hereof shall apply to and bind your heirs, legal representatives and assigns.  This Agreement may be assigned by Nalco without your consent or knowledge.  If you are employed by Nalco affiliate, subsidiary, joint venture, or partnership entity (collectively hereafter “Successor”), Nalco may assign this Agreement to the Successor and this Agreement shall be binding on you and Successor as if they had entered into a separate Employment Agreement when you were hired by such Successor.  The Successor shall succeed to all rights in this Agreement, including this right of assignment.  You cannot assign your rights in this Employment Agreement.

I have read, and hereby state that I understand, and do voluntarily sign this Agreement.

Name

Signature

Place of Signature (City and State)

Date of Signature

NALCO COMPANY

By

Title